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                                                           Rule 424(b) and (c)

                          REDWOOD BROADCASTING, INC.
                          REDWOOD MICROCAP FUND, INC.

                               SUPPLEMENT NO. 1
                               DATED MAY 6, 1997
                     TO PROSPECTUS DATED FEBRUARY 13, 1997


     On May 6, 1997, the Board of Directors of Redwood Broadcasting, Inc. ("RBI") ratified and approved an extension of the expiration date of the 203,008 outstanding Common Stock Put Options, the exercise whereof is covered by this Prospectus. Pursuant to the extension, the Put Options will expire if unexercised on June 13, 1997. After such date, any Put Options which are outstanding and unexercised shall become null, void and of no further legal force or effect.

     On May 6, 1997, the Board of Directors of Redwood MicroCap Fund, Inc. ("MicroCap") ratified and approved an extension of the expiration date of the Put Option Guarantee also covered by this Prospectus. Pursuant to the extension, the Put Option Guarantee will expire on June 13, 1997. After such date, the Put Option Guarantee shall become null, void and of no further legal force or effect.